Exhibit 8.1

Simpson Thacher & Bartlett LLP

425 LEXINGTON AVENUE
NEW YORK, NY 10017-3954

TELEPHONE: +1-212-455-2000
FACSIMILE: +1-212-455-2502

January 15, 2020

Gardner Denver Holdings, Inc.
222 East Erie Street, Suite 500
Milwaukee, Wisconsin 53202

Ladies and Gentlemen:

We have acted as U.S. counsel to Gardner Denver Holdings, Inc., a Delaware corporation (“Gardner Denver”), in connection with the proposed merger (the “Merger”) of Charm Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of Gardner Denver (“Merger Sub”), with and into Ingersoll-Rand U.S. HoldCo, Inc., a Delaware corporation (“Ingersoll Rand Industrial”), which is currently a wholly-owned subsidiary of Ingersoll-Rand plc, a Republic of Ireland public limited company (“Ingersoll Rand”), upon the terms and conditions set forth in the Agreement and Plan of Merger, dated as of April 30, 2019 (the “Agreement”), by and among Gardner Denver, Merger Sub, Ingersoll Rand Industrial and Ingersoll Rand. For purposes of this opinion, capitalized terms used and not otherwise defined herein shall have the meaning ascribed thereto in the Agreement.

This opinion is being delivered in connection with the filing of the registration statement on Form S-4 (Registration No. 333-235748) (as amended, the “Registration Statement”) filed on the date hereof by Gardner Denver, including the proxy statement/prospectus-information statement constituting a part thereof (the “Proxy Statement/Prospectus”), with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the Merger pursuant to the Agreement.

We have examined (i) the Agreement, (ii) the Registration Statement (including the Proxy Statement/Prospectus) and (iii) the representation letters of Gardner Denver, Ingersoll Rand Industrial and Ingersoll Rand delivered to us in connection with this opinion (the “Representation Letters”). In addition, we have examined, and have relied as to matters of fact upon, originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of Gardner Denver, and have made such other and further investigations as we have deemed necessary or appropriate as a basis for the opinion hereinafter set forth.  In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents.

In rendering such opinion, we have assumed that (i) the Merger will be effected in accordance with the Agreement, (ii) the statements concerning the Merger set forth in the Agreement and the Registration Statement are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time (as defined in the Agreement), (iii) the representations made by Gardner Denver, Ingersoll Rand Industrial and Ingersoll Rand in their respective Representation Letters are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time and (iv) any representations made in the Agreement or the Representation Letters “to the knowledge of”, or based on the belief of Gardner Denver, Ingersoll Rand Industrial or Ingersoll Rand are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time, in each case without such qualification. We have also assumed that each of Gardner Denver, Ingersoll Rand Industrial and Ingersoll Rand has complied with and, if applicable, will continue to comply with, their respective covenants contained in the Agreement.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein and in the Registration Statement, we are of the opinion that (i) the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, (ii) except with respect to cash received in lieu of fractional shares, no gain or loss will be recognized by, and no amount will be included in the income of, U.S. holders1of Ingersoll Rand Industrial common stock upon the receipt of Gardner Denver common stock in the Merger, (iii) the tax basis of Gardner Denver common stock received by a U.S. holder of Ingersoll Rand Industrial common stock in the Merger (including any fractional shares deemed received) will equal the tax basis of the Ingersoll Rand Industrial common stock exchanged therefor and (iv) the holding period of the Gardner Denver common stock received by a U.S. holder of Ingersoll Rand Industrial common stock in the Merger (including any fractional shares deemed received) will include the holding period of the Ingersoll Rand Industrial common stock with respect to which the Gardner Denver common stock was received.

We express our opinion herein only as to those matters specifically set forth above and no opinion should be inferred as to the tax consequences of the Merger under any state, local or foreign law, or with respect to other areas of U.S. federal taxation. We do not express any opinion herein concerning any law other than U.S. federal income tax law.

We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement, and to the references to our firm in the Proxy Statement/Prospectus name under the caption “Material U.S. Federal Income Tax Consequences of the Transactions – Material Tax Consequences of the Merger”.

Very truly yours,
/s/ Simpson Thacher & Bartlett LLP
SIMPSON THACHER & BARTLETT LLP

(1)
For purposes of this opinion, the term “U.S. holder” has the meaning given to such term in the Proxy Statement/Prospectus under the heading “Material U.S. Federal Income Tax Consequences of the Transactions.”